Exhibit 99.1

Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Third Quarter 2010 Results

ENSCO 8503 Delivered and Mobilizing

High-Grading Premium Jackup Fleet

    London, England, 20 October 2010 … Ensco plc (NYSE: ESV) reported diluted earnings per share from continuing operations of $0.92 for third quarter 2010, compared to $1.01 per share in third quarter 2009.  As previously reported, the Company has recovered possession of the ENSCO 69 drilling rig, which now has been reclassified as continuing operations for current and prior periods.  ENSCO 69 results equaled $0.04 per share in the third quarter, compared to zero cents per share a year ago.

    The loss from discontinued operations was $0.01 per share in the third quarter, compared to earnings of $0.04 per share a year ago.  Discontinued operations reflect results for jackup rigs that are no longer in the fleet, as well as ENSCO 60 that is now held for sale and was reclassified as discontinued operations during third quarter 2010.  Diluted earnings per share were $0.91 in third quarter 2010, compared to $1.05 per share in third quarter 2009.

    Nine months 2010 diluted earnings per share from continuing operations were $2.89, compared to $3.88 per share in 2009. These results include earnings of $0.09 per share and a loss of $0.20 per share, respectively, for ENSCO 69 that has been reclassified as continuing operations as noted above.  Nine months earnings from discontinued operations were $0.24 per share in 2010, compared to $0.13 per share a year ago. Diluted earnings per share were $3.13 for nine months 2010, compared to $4.01 per share in 2009.

    Chairman, President and Chief Executive Officer Dan Rabun stated, “We have maintained an excellent safety record throughout the year due to our dedicated employees around the world, including new crew members who recently joined Ensco.  In our deepwater business, ENSCO 8503 was delivered on schedule during the third quarter and we now have five ultra-deepwater semisubmersibles in our fleet.  In addition, we acquired ENSCO 109, an ultra-high specification jackup rig ideally suited for deep-gas drilling. These new rigs are part of our fleet high-grading strategy that we believe benefits both customers and shareholders.”

    Mr. Rabun added, “We are gratified that the drilling moratorium in the U.S. Gulf of Mexico has been lifted and we will continue to work closely with our customers to meet the regulatory requirements.  Our employees are doing an excellent job and the majority of our rigs in the U.S. Gulf of Mexico are operating at approved sites.  Third quarter results, however, were negatively influenced due to a dispute with our customer for ENSCO 8502 regarding term commencement and related issues that we are working to resolve.”

    Revenues in third quarter 2010 increased to $428 million from $409 million a year ago. Revenues increased $48 million in the deepwater segment, partially offset by a $29 million decrease in the jackup segments.

    Total operating expenses in third quarter 2010 increased to $270 million from $238 million last year.  Contract drilling and depreciation expense rose by 11% and 14%, respectively, mostly driven by growth in the newbuild ultra-deepwater fleet and the acquisition of ENSCO 109 in July 2010.

    General and administrative expenses increased to $21 million, from $14 million in third quarter 2009, primarily as a result of increased share-based compensation expense and costs related to the Company’s new London headquarters.

    The Company’s effective tax rate was 17% in third quarter 2010, equal to a year ago.

Segment Highlights

Deepwater

    Deepwater segment revenues grew 77% to $111 million in third quarter 2010. The increase is primarily attributable to ENSCO 8501 commencing operations in October 2009.  As previously reported, the Company has asserted that the initial two-year contract term for ENSCO 8502 commenced on 13 August 2010, however, given the current contract dispute with the customer, Ensco did not recognize revenue related to this rig in third quarter 2010.  The Company continues to pursue a mutually agreeable solution with the customer.  Other remedies to resolve the dispute also are being reviewed.

    In third quarter 2010, the average day rate was $388,000 and utilization was 75%.  Utilization for ENSCO 8500 and ENSCO 8501 were 96% and 100%, respectively.  ENSCO 7500 also had exceptional uptime performance while operating for a customer in Australia through the end of the contract period, however, utilization was reduced due to a planned mobilization to a shipyard toward the end of the third quarter.  While ENSCO 8502 completed sea trials during the third quarter and is fully prepared to begin operations for the customer, zero utilization was reflected for the rig due to the pending contract dispute.  The third quarter 2009 average day rate was $387,000 and utilization was 64%.

    Contract drilling expense was $48 million in third quarter 2010, up from $35 million in third quarter 2009. The increase was primarily due to the commencement of ENSCO 8501 in October 2009 and ENSCO 8502 in August 2010.

Total Jackup Segments

   Revenues from the jackup fleet totaled $318 million in third quarter 2010, down from $346 million a year ago. The decline primarily was due to a $42,000 decrease in average day rate to $105,000, partially offset by a fifteen percentage point increase in utilization to 79%, the acquisition of ENSCO 109 in early-July 2010 and higher revenues for ENSCO 69.  Contract drilling expense increased to $146 million from $141 million, mostly due to higher utilization and the acquisition of ENSCO 109 during third quarter 2010.

	Third Quarter
	Deepwater			Total Jackup Segments			Reconciling Items		Consolidated Total
($ in millions)	2010	2009	% Chng	2010	2009	% Chng	2010	2009	2010	2009	% Chng

Revenues	$110.5	$62.5	77%	$317.8	$346.4	-8%	$--	$--	$428.3	$408.9	5%
Operating expenses
Contract drilling	48.0	34.7	38%	146.1	140.7	4%	--	--	194.1	175.4	11%
Depreciation	11.7	6.5	80%	43.6	42.1	4%	0.3	0.3	55.6	48.9	14%
General and administrative	--	--	--	--	--	--	20.6	13.6	20.6	13.6	51%
Operating income (loss)	$ 50.8	$21.3	138%	$128.1	$163.6	-22%	$(20.9)	$(13.9)	$158.0	$171.0	-8%

    Chief Operating Officer Bill Chadwick stated, “During the third quarter, ENSCO 69 rejoined our fleet after we recovered possession of the rig and we are evaluating the condition of the equipment in connection with our pending insurance claim.  The vast majority of monies due in respect of ENSCO 69 under the terminated drilling contracts with Petrosucre have been received.”

    Mr. Chadwick added, “As part of our fleet high-grading strategy, we plan to sell ENSCO 60, which has been cold stacked in the U.S. Gulf of Mexico.  The rig was built nearly 30 years ago and is the only rig with its particular design in the fleet.  The buyer intends to convert the rig to a mobile production unit.”

    The sale of ENSCO 60 is scheduled for fourth quarter 2010 for an estimated $26 million. The approximate book value for ENSCO 60 is $20 million.

Strong Financial Position – 30 September 2010

Ensco continues to maintain a strong financial position:
•	$905 million of cash and cash equivalents
•	$700 million fully available revolving credit facility
•	Long-term debt of only $249 million
•	Long-term debt-to-capital ratio of 4%
•	Contract backlog totaling $2.3 billion

    Chief Financial Officer Jay Swent commented, “We continue to maintain a strong financial position even after significant investments in our fleet through acquisition and our ultra-deepwater newbuild program.”

    Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 21 October 2010, to discuss third quarter 2010 results. The call will be broadcast live at www.enscoplc.com. Interested parties also may listen to the call by dialing (201) 689-8337.  We recommend that participants call five to ten minutes before the scheduled start time.

    A replay of the conference call will be available by phone for six days after the call by dialing (201) 612-7415 (access code Acct. 334 Conference ID 357704). A transcript of the call and access to the replay or MP3 download may be found within 36 hours at www.enscoplc.com on our home page under Investor Links/Quarterly Reporting.

    Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. With a fleet of ultra-deepwater semisubmersible and premium jackup drilling rigs, Ensco serves customers with high-quality equipment, a well-trained workforce and a strong record of safety and reliability. To learn more about Ensco, please visit our website at www.enscoplc.com. Ensco plc is an English limited company (England No. 7023598) with its registered office and global headquarters located at 6 Chesterfield Gardens, London, W1J 5BQ.

    Statements contained in this press release that state the Company's or management's intentions, plans, hopes, beliefs, expectations, anticipations, projections, confidence, schedules, or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995.

    Forward-looking statements include words or phrases such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "could," "may," "might," "should," "will" and words and phrases of similar import. The forward-looking statements include, but are not limited to, statements about the Company’s intention to explore alternatives to keep its rigs operating, high-grading the rig fleet by investing in new equipment and divesting selected assets, potential utilization of ENSCO 69 and contemplated sale of ENSCO 60. Forward-looking statements also include statements regarding future operations, market conditions, cash generation, the impact of the BP Macondo well incident in the U.S. Gulf of Mexico, contributions from our ultra-deepwater semisubmersible rig fleet expansion program, expense management, industry trends or conditions and the overall business environment; statements regarding future levels of, or trends in, utilization, day rates, revenues, operating expenses, contract term, contract backlog, capital expenditures, insurance, financing and funding; statements regarding future rig construction (including construction in progress and completion thereof), enhancement, upgrade or repair and timing thereof; statements regarding future delivery, mobilization, contract commencement, relocation or other movement of rigs and timing thereof; statements regarding future availability or suitability of rigs and the timing thereof; and statements regarding the likely outcome of litigation, legal proceedings, investigations or insurance or other claims and the timing thereof.

    Forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including: (i) changes in U.S. or non-U.S. laws, including tax laws, that could effectively reduce or eliminate the benefits we expect to achieve from the December 2009 reorganization of the Company’s corporate structure (the “redomestication”) or regulatory or legislature activity that would impact U.S. Gulf of Mexico operations, potentially resulting in a force majeure situation, (ii) an inability to realize expected benefits from the redomestication,  (iii) the impact of the BP Macondo well incident in the U.S. Gulf of Mexico upon future deepwater and other offshore drilling operations in general, and as respects current and future actual or de facto deepwater drilling permit and operations moratoria or suspensions, new and future regulatory, legislative  or permitting requirements (including requirements related to equipment and operations), future lease sales and other governmental activities that may impact deepwater and other offshore operations in the U.S. Gulf of Mexico in general, and our existing drilling contracts for ENSCO 8500, ENSCO 8501, ENSCO 8502, ENSCO 8503 and our U.S. Gulf of Mexico jackup rigs in particular, (iv) resolution of the pending contractual dispute with a customer regarding the ENSCO 8502 drilling contract, (v) industry conditions and competition, including changes in rig supply and demand or new technology, (vi) risks associated with the global economy and its impact on capital markets and liquidity, (vii) prices of oil and natural gas and their impact upon future levels of drilling activity and expenditures, (viii) worldwide expenditures for oil and natural gas drilling, (ix) further declines in drilling activity, which may cause us to idle or stack additional rigs, (x) excess rig availability or supply resulting from delivery of newbuild drilling rigs, (xi) concentration of our rig fleet in premium jackups, (xii) concentration of our active ultra-deepwater semisubmersible drilling rigs in the U.S. Gulf of Mexico, (xiii) cyclical nature of the industry, (xiv) risks associated with offshore rig operations or rig relocations, (xv) inability to collect receivables, (xvi) availability of transport vessels to relocate rigs, (xvii) the ultimate resolution of the ENSCO 69 pending litigation and related package policy political risk insurance recovery, (xviii) changes in the timing of revenue recognition resulting from the deferral of certain revenues for mobilization of our drilling rigs, time waiting on weather or time in shipyards, which are recognized over the contract term upon commencement of drilling operations, (xix) operational risks, including excessive unplanned downtime due to rig or equipment failure, damage or repair in general and hazards created by severe storms and hurricanes in particular, (xx) changes in the dates our rigs will enter a shipyard, be delivered, return to service or enter service, (xxi) risks inherent to shipyard rig construction, repair or enhancement, including risks associated with concentration of our ENSCO 8500 Series® rig construction contracts in a single shipyard in Singapore, unexpected delays in equipment delivery and engineering or design issues following shipyard delivery, (xxii) changes in the dates new contracts actually commence, (xxiii) renegotiation, nullification, cancellation or breach of contracts or letters of intent with customers or other parties, including failure to negotiate definitive contracts following announcements or receipt of letters of intent and failure to consummate the contemplated sale of ENSCO 60, (xxiv) environmental or other liabilities, risks or losses, whether related to hurricane damage, losses or liabilities (including wreckage or debris removal) in the Gulf of Mexico or otherwise, that may arise in the future which are not covered by insurance or indemnity in whole or in part, (xxv) limited availability or high cost of insurance coverage for certain perils such as hurricanes in the Gulf of Mexico or associated removal of wreckage or debris, (xxvi) self-imposed or regulatory limitations on drilling locations in the Gulf of Mexico during hurricane season, (xxvii) impact of current and future government laws and regulation affecting the oil and gas industry in general and our operations in particular, including taxation, as well as repeal or modification of same, (xxviii) our ability to attract and retain skilled personnel, (xxix) governmental action and political and economic uncertainties, which may result in expropriation, nationalization, confiscation or deprivation of our assets or create a force majeure situation, (xxx) terrorism or military action impacting our operations, assets or financial performance, (xxxi) outcome of litigation, legal proceedings, investigations or insurance or other claims, (xxxii) adverse changes in foreign currency exchange rates, including their impact on the fair value measurement of our derivative instruments, (xxxiii) potential long-lived asset or goodwill impairments, (xxxiv) potential reduction in fair value of our auction rate securities and the ultimate resolution of our pending arbitration proceedings, and (xxxv) other risks as described from time to time as Risk Factors in the Company’s SEC Filings.

    Moreover, the United States Congress, the Internal Revenue Service, the United Kingdom Parliament or Her Majesty's Revenue and Customs may enact new statutory or regulatory provisions that could adversely affect our status as a non-U.S. corporation or otherwise adversely affect our anticipated consolidated effective income tax rate. Retroactive statutory or regulatory actions have occurred in the past, and there can be no assurance that any such provisions, if enacted or promulgated, would not have retroactive application.

    Copies of such SEC filings may be obtained at no charge by contacting our Investor Relations Department at 214-397-3045 or by referring to our website at www.enscoplc.com.  All information in this press release is as of today. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company’s expectations.

Investor and Media Contact:	Sean O'Neill
Vice President
214-397-3011

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

OPERATING REVENUES	$428.3	$408.9	$1,288.3	$1,391.1

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	194.1	175.4	582.5	533.2
Depreciation	55.6	48.9	159.2	137.9
General and administrative	20.6	13.6	63.2	41.6
	270.3	237.9	804.9	712.7
OPERATING INCOME	158.0	171.0	483.4	678.4

OTHER INCOME, NET	2.7	3.6	18.6	6.2
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	160.7	174.6	502.0	684.6

PROVISION FOR INCOME TAXES	26.7	29.6	84.1	129.7

INCOME FROM CONTINUING OPERATIONS	134.0	145.0	417.9	554.9

DISCONTINUED OPERATIONS, NET	(1.9)	5.8	33.7	19.4

NET INCOME	132.1	150.8	451.6	574.3

NONCONTROLLING INTERESTS	(1.6)	(1.1)	(5.0)	(3.6)

NET INCOME ATTRIBUTABLE TO ENSCO	$130.5	$149.7	$446.6	$570.7

EARNINGS (LOSS) PER SHARE - BASIC
Continuing operations	$ 0.92	$ 1.01	$ 2.89	$ 3.89
Discontinued operations	(0.01)	0.04	0.24	0.13
	$ 0.91	$ 1.05	$ 3.13	$ 4.02
EARNINGS (LOSS) PER SHARE - DILUTED
Continuing operations	$ 0.92	$ 1.01	$ 2.89	$ 3.88
Discontinued operations	(0.01)	0.04	0.24	0.13
	$ 0.91	$ 1.05	$ 3.13	$ 4.01
NET INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$128.7	$147.8	$440.9	$563.7

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	141.1	140.7	140.9	140.3
Diluted	141.2	140.7	141.0	140.4

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2010	June 30, 2010

OPERATING REVENUES	$448.6	$411.4

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	182.4	206.0
Depreciation	51.7	51.9
General and administrative	20.6	22.0
	254.7	279.9
OPERATING INCOME	193.9	131.5

OTHER INCOME, NET	3.1	12.8
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	197.0	144.3

PROVISION FOR INCOME TAXES	35.0	22.4

INCOME FROM CONTINUING OPERATIONS	162.0	121.9

DISCONTINUED OPERATIONS, NET	29.6	6.0

NET INCOME	191.6	127.9

NONCONTROLLING INTERESTS	(1.8)	(1.6)

NET INCOME ATTRIBUTABLE TO ENSCO	$189.8	$126.3

EARNINGS PER SHARE - BASIC
Continuing operations	$ 1.12	$ 0.85
Discontinued operations	0.21	0.04
	$ 1.33	$ 0.89
EARNINGS PER SHARE - DILUTED
Continuing operations	$ 1.12	$ 0.85
Discontinued operations	0.21	0.04
	$ 1.33	$ 0.89
NET INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$187.4	$124.8

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	140.7	140.9
Diluted	140.8	140.9

The financial statements above reflect the reclassification of ENSCO 69 as continuing operations and the reclassification of ENSCO 60 as discontinued operations.

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2010	2009
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 905.2	$1,141.4
Accounts receivable, net	414.9	324.6
Other	205.8	186.8
Total current assets	1,525.9	1,652.8

PROPERTY AND EQUIPMENT, NET	4,986.1	4,477.3

GOODWILL	336.2	336.2

LONG-TERM INVESTMENTS	45.0	60.5

OTHER ASSETS, NET	216.9	220.4

	$7,110.1	$6,747.2

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$ 460.7	$ 467.7
Current maturities of long-term debt	17.2	17.2
Total current liabilities	477.9	484.9

LONG-TERM DEBT	248.6	257.2

DEFERRED INCOME TAXES	376.1	377.3

OTHER LIABILITIES	134.5	120.7

TOTAL EQUITY	5,873.0	5,507.1

	$7,110.1	$6,747.2

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009

OPERATING ACTIVITIES
Net income	$ 451.6	$ 574.3
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation expense	159.2	137.9
Gain on disposal of discontinued operations, net	(34.9)	--
Other	84.0	85.3
Changes in operating assets and liabilities	(138.5)	100.3
Net cash provided by operating activities of continuing operations	521.4	897.8

INVESTING ACTIVITIES
Additions to property and equipment	(737.5)	(681.1)
Proceeds from disposal of discontinued operations	132.4	4.9
Other	1.1	1.8
Net cash used in investing activities	(604.0)	(674.4)

FINANCING ACTIVITIES
Cash dividends paid	(103.6)	(10.7)
Reduction of long-term borrowings	(8.6)	(8.6)
Other	(19.2)	(2.4)
Net cash used in financing activities	(131.4)	(21.7)

Effect of exchange rate changes on cash and cash equivalents	(0.5)	0.3

Net cash (used in) provided by operating activities of discontinued operations	(21.7)	25.6

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(236.2)	227.6

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,141.4	789.6

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 905.2	$1,017.2

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

			Second	First
	Third Quarter		Quarter	Quarter
2010		2009	2010	2010

Utilization(1)

Deepwater	75%	64%	91%	99%

Asia Pacific(3)	74%	67%	68%	75%
Europe and Africa	76%	63%	63%	68%
North and South America(4)	88%	62%	94%	93%
Total jackups	79%	64%	75%	79%

Total	79%	64%	76%	80%

Average day rates(2)

Deepwater	$387,777	$387,407	$403,307	$411,090

Asia Pacific(3)	112,993	139,881	116,529	116,888
Europe and Africa	126,160	175,861	125,257	141,032
North and South America(4)	81,689	132,985	82,939	88,098
Total jackups	105,068	147,014	105,124	111,706

Total	$127,545	$158,947	$131,231	$138,684

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period.  Days under contract equals the total number of days that rigs have earned a day rate, including days associated with compensated downtime and mobilizations.  For newly constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues and lump sum revenues, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

(3)	ENSCO I, the only barge rig in our fleet, is currently cold-stacked in Singapore and has been excluded from rig utilization and average day rates for our Asia Pacific operating segment.
(4)	ENSCO 69 has been excluded from rig utilization and average day rates for our North and South America operating segment during the period the rig was controlled and operated by Petrosucre, a subsidiary of Petróleos de Venezuela, S.A, the national oil company of Venezuela (January 2009 - August 2010).